EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428

CAMPBELL REPORTS FIRST QUARTER EARNINGS GROWTH OF 10 PERCENT TO $.56 PER SHARE;

SALES ALSO INCREASE 10 PERCENT, LED BY STRONG U.S. SOUP PERFORMANCE

     CAMDEN, NJ, November 22, 2004—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the first quarter ended October 31, 2004 of $.56. This result compares to $.51 recorded in the year-ago quarter.

     For the first quarter, sales rose 10 percent to $2.1 billion. Earnings before interest and taxes were $381 million, up 8 percent versus the year-ago quarter. Sales for the quarter reflect the following:

•	Volume and mix added 9 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 2 percent

     Net earnings were $230 million for the quarter, versus $211 million in the year-ago period.

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We are off to a strong start. The significant investments we have made to improve our products, packaging, merchandising, and marketing are beginning to reach critical mass in the marketplace. That is particularly true in our U.S. soup business where our condensed and ready-to-serve soups, as well as broth, grew strongly. Our decision to move more of our consumer marketing and trade promotion programs into the first quarter drove category growth and significant improvement in our competitive profile. Additionally, the introduction of ‘Campbell’s Chunky’ chili has met with very positive customer and consumer acceptance, demonstrating that the ‘Campbell’s’ brand can compete more broadly in the simple meals arena. We were also pleased to deliver solid growth in our baking and snacking businesses.”

     Conant added, “For the remainder of the year, we must continue to drive innovation and execute our programs with excellence. Over time, this is the best way to deliver quality results and generate returns to shareholders that are among the best in the industry.”

     The company confirmed its fiscal year 2005 guidance for earnings per share to increase between 5 and 7 percent, excluding restructuring charges, from the adjusted fiscal year 2004 base of $1.58.

     Beginning this quarter, Campbell is reporting new segments that reflect the company’s new organizational structure announced in fiscal 2004. A summary of segment results for the first quarter follows.

Summary of Fiscal 2005 First Quarter Results By Segment

U.S. Soup, Sauces and Beverages

     This reporting segment includes the following retail businesses: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth and canned poultry, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.

     Sales for U.S. Soup, Sauces and Beverages were $994 million, a 10 percent increase compared with the year-ago quarter. Operating earnings of $275 million were up 4 percent, as higher sales volumes were partially offset by increased trade promotion and advertising, and higher materials costs.

     A breakdown of the change in sales follows:

•	Volume and mix added 13 percent

•	Price and sales allowances subtracted 2 percent

•	Increased promotional spending subtracted 1 percent

     Ready-to-serve soup sales rose 18 percent, condensed soup sales increased 10 percent and broth sales grew 7 percent.

     Further details of sales results include the following:

•	Both condensed eating and cooking soup sales rose, with significantly higher sales growth in eating soups, led by “Campbell’s” Chicken Noodle and other varieties in the kids segment. The “iQ-Shelf Maximizer” gravity-feed shelving systems for condensed soups have now been installed in over 11,000 stores, creating a much easier experience for consumers shopping for condensed soups.

•	The strong performance of ready-to-serve soups was led by “Campbell’s Chunky” soups, which continued to deliver strong growth behind increased trade promotion, as well as advertising linked to the National Football League. Six new varieties were introduced in the quarter.

•	In the convenience arena, “Campbell’s Chunky” and “Campbell’s Select” soups in microwavable bowls increased sales in the quarter versus last year, while “Campbell’s Soup at Hand” sales declined compared to the year-ago quarter. Last year seven new varieties of “Campbell’s Soup at Hand” were introduced and introductory retail promotions were used to stimulate trial. Only two new items were introduced this year and marketing programs are being spread more evenly throughout the soup season. Repeat purchase of “Campbell’s Soup at Hand” remains high.

     Highlights of this segment’s other businesses include:

•	Sales of “Campbell’s Chunky” chili are off to a solid start in the quarter and the line-up is being expanded to include microwavable bowls, which will appear at retail beginning in January.

•	“Campbell’s SpaghettiO’s” pasta responded well to the transition from the “Franco-American” to the “Campbell’s” brand, and to the first new television advertising in several years.

•	“Prego” pasta sauce sales increased as category trends continued to improve.

•	“Pace” Mexican sauce sales declined due to a class of trade mix shift.

•	Sales of “V8” vegetable juice declined versus the comparable quarter last year, primarily due to a shift in timing for promotional activity. “V8 Splash” juice beverages and “Campbell’s” tomato juice also declined, due to competitive activity.

Baking and Snacking

     This segment includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.

     Sales for Baking and Snacking were $449 million, an 8 percent increase compared with the year-ago quarter. Operating earnings increased 10 percent to $46 million. The impact of higher net sales, currency and productivity improvements were partially offset by commodity cost inflation.

     A breakdown of the change in sales follows:

•	Volume and mix added 5 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 3 percent

•	Acquisitions added 1 percent

•	Currency added 3 percent

     Further details of sales results include the following:

•	Pepperidge Farm sales grew on the strong performance of its fresh bakery business, which leveraged the expanded distribution of “Pepperidge Farm” bagels and English muffins, continued strength of “Pepperidge Farm” whole grain breads, and the introduction of “Pepperidge Farm” Carb Style breads and rolls.

•	“Pepperidge Farm Goldfish” snack cracker sales increased, driven by new distribution and increased promotions.

•	Three new varieties of “Pepperidge Farm” premium pot pies contributed to the increased sales in the frozen segment.

•	Arnott’s sales rose, driven by strong performance of savory biscuits and higher sales of “Kettle” branded salty snacks.

International Soup and Sauces

     This segment includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.

     Sales for International Soup and Sauces were $416 million, an 8 percent increase compared to the first quarter of fiscal 2004. Operating earnings increased 4 percent to $55 million, due to the positive impact of currency.

     A breakdown of the change in sales follows:

•	Volume and mix added 3 percent

•	Price and sales allowances subtracted 1 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 7 percent

     Further details of sales results include the following:

•	Sales declined in Europe, where growth in Belgium and the successful launch of “Batchelors Super Noodles to Go” in the U.K., was offset by soup sales declines in Germany and Ireland.

•	Sales in Asia Pacific declined as growth in Australia of “Campbell’s Country Ladle” and “Campbell’s Chunky” soups and “V8” beverages was more than offset by declines in soup sales in Asia.

•	In Canada, soup and beverage sales increased significantly, rebounding from a weak year-ago period.

Other

     The balance of the portfolio includes Godiva Chocolatier worldwide and the Away From Home business in the U.S. and Canada.

     Sales grew 12 percent to $232 million compared to the same period a year ago. Operating earnings of $22 million were flat versus the prior year, as growth in Away From Home was offset by an earnings decline at Godiva, reflecting increased spending in support of product launches and the new “GoDiva” advertising campaign, ahead of the primary sales seasons.

     A breakdown of the change in sales follows:

•	Volume and mix added 8 percent

•	Price and sales allowances added 3 percent

•	Currency added 1 percent

     Further details of sales results include the following:

•	Godiva Chocolatier sales improved significantly, with double-digit growth in same store sales in North America driven by new product introductions.

•	Away From Home sales increased primarily due to the growth of refrigerated soups, partially offset by lower sales of frozen soups.

Non-GAAP Financial Information

     A reconciliation of the adjusted fiscal year 2004 earnings per share to the reported earnings per share can be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.

Conference Call

     The company will host a conference call to discuss these results on November 22 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-877-546-1567 and non-U.S. participants at 1-210-839-8502. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at http://www.campbellsoupcompany.com and can be accessed by clicking on the Webcast banner. A recording of the call will be available approximately two hours after it is completed through midnight November 26, 2004 at 1-800-873-2059 or 1-402-220-5376.

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, new product introductions, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent

Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and other prepared food products. The company is 135 years old, with over $7 billion in annual sales and a portfolio of more than 20 market-leading brands. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoupcompany.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 31,	November 2,
	2004	2003
Net sales	$2,091	$1,909

Costs and expenses
Cost of products sold	1,245	1,108
Marketing and selling expenses	314	293
Administrative expenses	129	123
Research and development expenses	20	21
Other expenses	2	10

Total costs and expenses	1,710	1,555

Earnings before interest and taxes	381	354
Interest, net	44	43

Earnings before taxes	337	311
Taxes on earnings	107	100

Net earnings	$230	$211

Per share — basic
Net earnings	$.56	$.51

Dividends	$.17	$.1575

Weighted average shares outstanding — basic	409	411

Per share — assuming dilution
Net earnings	$.56	.51

Weighted average shares outstanding — assuming dilution	412	412

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	October 31,	November 2,	Percent
Sales	2004	2003	Change
Contributions:
U.S. Soup, Sauces and Beverages	$994	$900	10%
Baking and Snacking	449	416	8%
International Soup and Sauces	416	386	8%
Other	232	207	12%

Total sales	$2,091	$1,909	10%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$275	$265	4%
Baking and Snacking	46	42	10%
International Soup and Sauces	55	53	4%
Other	22	22	0%

Total operating earnings	398	382	4%
Unallocated corporate expenses	(17)	(28)

Earnings before interest and taxes	381	354	8%
Interest, net	(44)	(43)
Taxes on earnings	(107)	(100)

Net earnings	$230	$211	9%

Net earnings per share — assuming dilution	$.56	$.51	10%

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	October 31,	November 2,
	2004	2003
Current assets	$1,869	$1,655
Plant assets, net	1,916	1,846
Intangible assets, net	3,103	2,937
Other assets	340	305

Total assets	$7,228	$6,743

Current liabilities	$2,602	$2,763
Long-term debt	2,565	2,556
Nonpension postretirement benefits	295	304
Other liabilities	649	505
Shareowners’ equity	1,117	615

Total liabilities and shareowners’ equity	$7,228	$6,743

Total debt	$3,457	$3,724

Cash and cash equivalents	$44	$39